EXHIBIT 2.1


                                                                  EXECUTION COPY
                                                                  --------------




                          AGREEMENT AND PLAN OF MERGER



                                  by and among



                         21st CENTURY NEWSPAPERS, INC.,



                            JOURNAL REGISTER COMPANY

                                       and

                           WOLVERINE ACQUISITION CORP.

                            Dated as of July 2, 2004







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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE  I            DEFINITIONS..............................................1

   Section  1.1         Defined Terms..........................................1
   Section  1.2         Interpretation.........................................9

ARTICLE  II           THE MERGER...............................................9

   Section  2.1         The Merger.............................................9
   Section  2.2         Closing................................................9
   Section  2.3         Effective Time.........................................9
   Section  2.4         Articles of Incorporation.............................10
   Section  2.5         Bylaws................................................10
   Section  2.6         Directors of the Surviving Corporation................10
   Section  2.7         Officers of the Surviving Corporation.................10
   Section  2.8         Effect of Merger on Capital Stock.....................10
   Section  2.9         Exchange of Certificates..............................11
   Section  2.10        Payment at Closing for Certain Indebtedness...........12
   Section  2.11        Payments at Closing for Expenses......................13
   Section  2.12        Transfer Taxes........................................13
   Section  2.13        FIRPTA Certificate....................................13

ARTICLE  III          REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........13

   Section  3.1         Organization and Qualification........................13
   Section  3.2         Capitalization........................................14
   Section  3.3         Authorization and Validity of Agreement...............15
   Section  3.4         Consents and Approvals................................15
   Section  3.5         No Violations.........................................15
   Section  3.6         Financial Statements; Undisclosed Liabilities.........16
   Section  3.7         Compliance with Law...................................17
   Section  3.8         Litigation............................................17
   Section  3.9         Employee Benefit Matters..............................17
   Section  3.10        Taxes.................................................19
   Section  3.11        Intellectual Property.................................20
   Section  3.12        Material Contracts....................................20
   Section  3.13        Brokers and Finders...................................22
   Section  3.14        Absence of Certain Changes............................22
   Section  3.15        Circulation Matters...................................22
   Section  3.16        Environmental Matters.................................23
   Section  3.17        Related Transactions..................................24
   Section  3.18        Real Property.........................................24


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   Section  3.19        Advertising...........................................25
   Section  3.20        Sufficiency of Assets.................................25
   Section  3.21        Insurance.............................................25

ARTICLE  IV           REPRESENTATIONS AND WARRANTIES OF PURCHASER.............26

   Section  4.1         Organization and Qualification........................26
   Section  4.2         Authorization and Validity of Agreement...............26
   Section  4.3         Consents and Approvals................................26
   Section  4.4         No Violation..........................................27
   Section  4.5         Funding...............................................27
   Section  4.6         Brokers and Finders...................................27

ARTICLE  V            COVENANTS OF THE COMPANY................................27

   Section  5.1         Conduct of the Company................................27
   Section  5.2         Termination of Discussions; No Solicitations..........30
   Section  5.3         Repurchase of Notes...................................30
   Section  5.4         Termination of Affiliate Agreements...................30

ARTICLE  VI           COVENANTS OF PURCHASER..................................31

   Section  6.1         Compensation and Benefits.............................31
   Section  6.2         Insurance; Indemnity..................................32

ARTICLE  VII          COVENANTS OF PURCHASER AND THE COMPANY..................33

   Section  7.1         Access to Information.................................33
   Section  7.2         Reasonable Efforts....................................33
   Section  7.3         Certain Filings.......................................34
   Section  7.4         Public Announcements..................................34
   Section  7.5         Survival of Representations and Warranties............34
   Section  7.6         Notices of Certain Events.............................35
   Section  7.7         Implied Warranties....................................35

ARTICLE  VIII         CONDITIONS TO THE MERGER................................35

   Section  8.1         Conditions to Obligations of Each Party...............35
   Section  8.2         Conditions Precedent to the Obligations
                             of the Company...................................36
   Section  8.3         Conditions Precedent to the Obligations
                             of Purchaser and Merger Sub......................36

ARTICLE  IX           TERMINATION.............................................38

   Section  9.1         Termination...........................................38
   Section  9.2         Effect of Termination.................................39


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ARTICLE  X            MISCELLANEOUS...........................................39

   Section  10.1        Notices...............................................39
   Section  10.2        Entire Agreement......................................40
   Section  10.3        Assignment; Binding Effect............................40
   Section  10.4        Fees and Expenses.....................................41
   Section  10.5        Amendments............................................41
   Section  10.6        Waivers...............................................41
   Section  10.7        Severability..........................................41
   Section  10.8        Captions..............................................41
   Section  10.9        Counterparts..........................................41
   Section  10.10       Governing Law.........................................41
   Section  10.11       Jurisdiction; Venue; Services of Process..............42


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                          AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into this 2nd day of July, 2004, by and among 21ST CENTURY NEWSPAPERS, INC., a Delaware corporation (the "Company"), JOURNAL REGISTER COMPANY, a Delaware corporation ("Purchaser"), and WOLVERINE ACQUISITION CORP., a Delaware corporation wholly owned by Purchaser ("Merger Sub").

                                    RECITALS

          WHEREAS, the respective Boards of Directors of the Company and Merger Sub have determined that the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of the current Stockholders and the stockholders of Merger Sub, respectively;

          WHEREAS, concurrently with the execution of this Agreement, Stockholders holding in excess of 80% of the Company Stock have executed, and delivered to Purchaser, written consents irrevocably approving the Merger and the transactions contemplated hereby;

          WHEREAS,  Purchaser  and the Company  desire to make,  and have relied
upon,  certain   representations,   warranties,   covenants  and  agreements  in
connection with the transactions contemplated hereby.

          NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

          Section 1.1 DEFINED TERMS. When used in this Agreement, the following terms shall have the meanings set forth below:

          "Affiliate" means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, including, without limitation, each Subsidiary of such specified Person. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract, credit arrangement or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Agreement" has the meaning set forth in the Preamble.


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          "Alternative  Transaction"  means, with respect to the Company and its
Subsidiaries, any transaction or series of related transactions involving (a) other than as permitted pursuant to Section 5.1, the sale, disposition or other transfer of a material amount of the assets of the Company or its Subsidiaries,
(b) other than in accordance with the Trust Agreement of Brill Media Company, LLC, et al., Liquidation Trust dated as of December 31, 2003, the sale, disposition or other transfer of shares of any series of capital stock of the Company or its Subsidiaries (other than pursuant to the exercise of Options
outstanding   as  of  the  date   hereof)   or  (c)  a  merger,   consolidation,
recapitalization or similar transaction involving the Company and/or its Subsidiaries.

          "Closing" has the meaning set forth in Section 2.2.

          "Closing Date" has the meaning set forth in Section 2.2.

          "Code" means the United States Internal Revenue Code of 1986, as amended.

          "Commitment Letters" has the meaning set forth in Section 4.5.

          "Company" has the meaning set forth in the Preamble.

          "Company Benefit Plans" means all Employee Benefit Plans sponsored, contributed to or maintained by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party, for the benefit of, or with, current or former employees of the Company or any of its Subsidiaries, but excluding any Multiemployer Plan.

          "Company Business" has the meaning set forth in Section 3.20.

          "Company Disclosure Schedule" means the Disclosure Schedule delivered by the Company to Purchaser simultaneously with the execution and delivery of this Agreement.

          "Company Expenses" has the meaning set forth in Section 2.11.

          "Company Intellectual Property" has the meaning set forth in Section 3.11.

          "Company Material Adverse Effect" means any change, development, event or circumstance which would, individually or in the aggregate, reasonably be expected to (i) have a material adverse effect on the business, cash flows, results of operations, assets, liabilities or financial condition of the Company and its Subsidiaries taken as a whole, other than effects caused by events, changes or developments relating to the economy in general or resulting from industry-wide developments generally affecting newspaper publishing companies except to the extent and only to the extent the Company is affected in a disproportionate manner as compared to other similar companies in the newspaper publishing industry or the failure of the Company and its Subsidiaries to retain employees as a result of the announcement of the transactions contemplated hereby or (ii) prevent, impede or delay the consummation of the transactions contemplated hereby.

          "Company Publications" has the meaning set forth in Section 3.20.


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          "Company Stock" has the meaning set forth in Section 2.8(b).

          "Company's  Organizational  Documents"  has the  meaning  set forth in
Section 3.1.

          "Contract" means any written note, bond, mortgage, indenture, letter of credit, lease or sublease, contract, agreement, obligation, arrangement, understanding or commitment.

          "DGCL" has the meaning set forth in Section 2.1.

          "Dissenting Stockholders" has the meaning set forth in Section 2.10.

          "Effective Time" has the meaning set forth in Section 2.3.

          "Employee Benefit Plan" means each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, including, without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA (whether or not such plan is actually subject to ERISA).

          "Environment" means the environment as defined by Section 101(8) of the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601(8), and also includes any ambient air inside a structure or building.

          "Environmental Laws" means, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. ss.ss. 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss.ss. 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq., the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq., and the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. ss.ss. 1251 et seq., all rules and regulations promulgated pursuant to any of the above statutes, and any other applicable federal, state or local law, statute, ordinance, rule or regulation governing, or common law cause of action with respect to, Environmental Matters.

          "Environmental Matters" means any matters arising out of or relating to health and safety, or toxic or hazardous waste, materials or substances, or pollution or protection of the Environment or workplace (or the effect of the environment on human health and safety), or restoration of natural resources, including, without limitation, any of the foregoing relating to the use, generation, transport, treatment, Release, threatened Release, storage, or disposal of any Hazardous Substances.

          "Environmental Permits" has the meaning set forth in Section 3.16(c).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.


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          "Financial  Statements" means the audited  consolidated balance sheet, consolidated statements of income and consolidated statements of cash flows and consolidated statements of shareholders' equity for the Company and its Subsidiaries for the years ended December 30, 2001, December 29, 2002 and
December 28, 2003 and the unaudited consolidated balance sheet, consolidated statements of income and consolidated statements of cash flows and consolidated statements of shareholders' equity for the three months ended March 28, 2004 for the Company and its Subsidiaries.

          "FIRPTA Certificate" has the meaning set forth in Section 2.13.

          "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

          "Governmental Entity" means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory or self regulatory authority or agency, federal, state, local or foreign.

          "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

          "Hazardous Substance" means any chemicals, materials, wastes, or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "hazardous constituents", "restricted hazardous materials", "extremely hazardous substances", "toxic substances", "contaminants", "pollutants", "toxic pollutants", "residual waste", or words of similar meaning and regulatory effect under any applicable Environmental Laws and shall include, without limitation, petroleum, asbestos, polychlorinated biphenyls, untreated sewage, industrial sludge, radioactive materials, and crude oil.

          "HSR Act" has the meaning set forth in Section 3.4.

          "Indebtedness" means (a) the Senior Indebtedness, (b) the Notes, and in the case of each of (a) and (b) any cost or expense (including, for the sake of clarity, accrued interest) incurred in the repayment, repurchase, redemption, retirement or other cancellation thereof and any other amounts required to fulfill the Company's obligations pursuant to Section 2.11 and Section 5.3, and
(c) any capital lease obligations, including, for the sake of clarity, in each of cases (a), (b) and (c) the current portion thereof.

          "Indemnified Persons" has the meaning set forth in Section 6.2.

          "Insurance Policies" has the meaning set forth in Section 3.21.

          "Intellectual Property" means domestic and foreign patents, patent applications, inventions, invention disclosures, trademark and service mark applications, registered trademarks, registered service marks, copyrights, copyright registrations, trademarks, service marks, trade names, material trade secrets, know-how, formulae, processes, material licenses in respect of computer software and other intellectual property, material websites, material domain


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names and other  intellectual  property and all applications for registration of
any  of  the  foregoing,   all  goodwill  associated  therewith  and  all  other
intellectual property rights.

          "Investor   Stockholders   Agreement"   means  that  certain  Investor
Stockholders Agreement dated as of August 21, 1997 by and among the Company and certain of the Stockholders.

          "IRS" means the Internal Revenue Service.

          "knowledge of the Company" means the actual knowledge, after due inquiry, of Frank H. Shepherd, Douglas P. Haensel, Bill Williamson, Mike White, Bob Sliwa, Carol Floto, Bill McHugh, Dan Smith, Ed Moss, Joanni Dittrich, Ron Wood, Steve Funk and Tim Thiry.

          "Leased Real Property" means the real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries, as tenant, subtenant or otherwise, together with, to the extent leased, subleased or otherwise occupied by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently located thereon, and all fixtures, systems and equipment attached or appurtenant thereto.

          "Liabilities" means any and all debts, liabilities, damages, or other obligations (whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown) including those arising under any law, Proceeding or Governmental Order and those arising under any Contract.

          "Lien" means any claim, pledge, restriction on voting or transfer or pledge, option, right of first refusal or first offer or other third party right, mortgage, deed of trust, lien (including, without limitation, environmental and tax liens, or otherwise), condition, covenant, restriction, charge, easement, encumbrance, restriction or security interest or other title defect or similar right of any kind.

          "Loss" means all losses, dues, royalties, costs, charges, expenses, Liabilities, awards, Liens, judgments, fines, penalties, demands, claims, actions, causes of action, Taxes, assessments, amounts paid in settlement, or deficiencies (including the expenses of investigation and attorneys' fees and expenses).

          "Material Contracts" has the meaning set forth in Section 3.12.

          "Merger" has the meaning set forth in the Recitals.

          "Merger Consideration" means an amount equal to Four Hundred Fifteen Million Dollars ($415 million), plus (1) the aggregate of (a) the aggregate amount of the Company's and each of its Subsidiaries' cash and cash equivalents on hand or in bank accounts as of the Closing (net of amounts of outstanding checks or transfers) (but not including cash or cash equivalents to the extent applied to satisfy the minimum amount set forth in Section 8.3(g)) and (b) an amount equal to 27% of the Option Payments, less (2) the aggregate of (x) the aggregate amount of all Indebtedness of the Company and its Subsidiaries as of the Closing, (y) all Company Expenses and (z) 73% of the amount payable to employees of the Company as transaction bonuses in the


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amounts  and to the  individuals  set forth on  Exhibit A (which  amounts  shall include the portion thereof which the Company is required to withhold under applicable Tax laws) (the "Transaction Bonuses"). An illustrative computation of the Merger Consideration is set forth on Section 1.1 of the Company Disclosure Schedule.

          "Merger Sub" has the meaning set forth in the Preamble.

          "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

          "Multiple Employer Plan" means any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

          "Notes" has the meaning set forth in Section 2.10.

          "Option" has the meaning set forth in Section 2.8(d).

          "Option Holder" means any holder of Options.

          "Option  Payments"  means the  aggregate  amount  payable  pursuant to
Section 2.8(d) as a result of the cancellation or termination of outstanding Options in connection with the transactions contemplated hereby (which amount shall include the portion thereof which the Company is required to withhold under applicable Tax laws).

          "Other Filings" means any filings required to be filed by the Company or Purchaser with any Governmental Entity under the Securities Act, the Exchange Act, any stock exchange rule or any other federal, state, local or foreign laws in connection with the transactions contemplated hereby.

          "Owned Real Property" means the real property owned by the Company or any of its Subsidiaries, together with all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems and equipment of the Company or any of its Subsidiaries attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

          "PBGC" means the Pension Benefit Guaranty Corporation

          "Permit" means any license,  franchise,  permit, consent,  concession,
order,   approval,   variance,   certificates,   exemptions,   authorization  or
registration from, of or with a Governmental Entity.

          "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for Taxes, assessments and governmental charges or levies not due and payable and for which adequate reserves are maintained on the financial statements of the Company and its Subsidiaries as of the Closing Date in conformity with GAAP; (b) Liens imposed by law, such as


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materialmen's,  mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings (and for which adequate reserves are maintained on the financial statements of the Company and its Subsidiaries as of the Closing Date in conformity with GAAP), but which in each case do not exceed $25,000 individually or $100,000 in the aggregate; (c) immaterial pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) immaterial deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice, (e) all matters of record, including, without limitation, survey exceptions, reciprocal easement agreements and other encumbrances on title to real property, (f) all applicable
zoning,   entitlement,   conservation   restrictions  and  other  land  use  and
environmental regulations, (g) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any Permits or other state, local or municipal franchise applicable to the Company or any of its Subsidiaries or any of their respective properties, (h) Liens securing the obligations of the Company and its Subsidiaries under the Senior Indebtedness, and (i) Liens referred to in Section 1.2 of the Company Disclosure Schedule.

          "Per  Share  Stock   Consideration"   means  that  amount  which  when
multiplied by the sum of:

          (a) the number of outstanding shares of common stock outstanding immediately prior to the Effective Time, and

          (b) the number of shares of Common Stock issuable upon the exercise of Options outstanding as of the Effective Time (whether or not such Options are vested and whether or not such Options are exercisable prior to the Effective Time) which have an exercise price that is less than the amount referred to in the first line of this definition (the "In The Money Options"), will be equal to the Merger Consideration plus the aggregate exercise price of the In the Money Options.

          "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Entity.

          "Proceedings" has the meaning set forth in Section 3.16(d).

          "Purchaser" has the meaning set forth in the Preamble.

          "Purchaser   Disclosure   Schedule"  means  the  Disclosure   Schedule
delivered by Purchaser to the Company simultaneously with the execution and delivery of this Agreement.

          "Real Property" means, collectively, the Leased Real Property and the Owned Real Property.



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          "Registration   Rights  Agreement"  means  that  certain  Amended  and
Restated   Registration   Rights  Agreement  by  and  among  the  Company,   the
Stockholders and the other parties thereto dated March 22, 2002, as amended through the date hereof.

          "Release" means any spill, leaking, pumping, pouring, emitting, emptying, dumping, injection, deposit, disposal, discharge, dispersal, leaching, or allowing the escape, of any Hazardous Substance into the Environment.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Senior Indebtedness" has the meaning set forth in Section 2.10.

          "Stock Consideration" has the meaning set forth in Section 2.8(b).

          "Stockholders" means the holders of Company Stock.

          "Stockholders Agreement" means that certain Amended and Restated Stockholders Agreement by and among the Company and the Stockholders dated March 22, 2002.

          "Surviving Corporation" has the meaning set forth in Section 2.1.

          "Subsidiary" means, with respect to any Person, any Person of which such first Person (either above or through or together with any other
Subsidiary) (i) is a general partner; (ii) holds or controls, directly or indirectly, voting power to elect a majority of the Board of Directors or others performing similar functions or (iii) owns, directly or indirectly, more than 20% of the stock, equity interests or other securities.

          "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profits tax, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any tax authority (domestic or foreign) responsible for the imposition of any such tax.

          "Tax Return" means any return, declaration or information return relating to Tax, including any schedule or attachment thereto, and including any amendment thereto, filed or required to be filed with any tax authority.

          "Termination Date" means December 2, 2004.

          "Transfer Taxes" has the meaning set forth in Section 2.12.

          "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

          "Working Capital" means and includes: (i) the current assets of the Company, including accounts receivable net of reserves; inventories, and prepaid expenses; but excluding cash and cash equivalents, less (ii) the current Liabilities of the Company, including accounts payable, accrued expenses and unearned subscriptions liability (excluding debit balances, if any, in unearned subscription accounts); but excluding the current portion of Indebtedness, the Option Payments and the Company Expenses, in the case of each of the foregoing as determined in accordance with GAAP applied on a basis consistent with the basis on which GAAP was applied in connection with the Financial Statements.

          Section 1.2 INTERPRETATION. Meanings specified in this Agreement shall be applicable to both the singular and plural forms of such terms and to the masculine, feminine and neuter genders, as the context requires and the words "include", "includes" or "including" shall be deemed to be followed by the words "without limitation".

                                   ARTICLE II

                                   THE MERGER

          Section 2.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the Company in its capacity as the surviving corporation is sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the DGCL.

          Section 2.2 CLOSING. Unless this Agreement is sooner terminated as provided in Article IX, upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, at 9:00 a.m. local time, on the third business day following the last to be fulfilled or waived of the conditions set forth in
Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment of such conditions) to be fulfilled or waived in accordance herewith, or at such other time or date as the parties hereto may agree. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date".

          Section 2.3 EFFECTIVE TIME. If all the conditions to the Merger set forth in Article VIII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article IX, the parties hereto shall cause a Certificate of Merger meeting the requirements of
Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

          Section 2.4 ARTICLES OF INCORPORATION. The articles of incorporation of the Surviving Corporation in effect at the Effective Time shall, at the Effective Time, be amended to conform to the certificate of incorporation of Merger Sub (except that the name of the Surviving Corporation shall be "21st
Century Newspapers, Inc.") until duly amended in accordance with the terms thereof and the DGCL.

          Section 2.5 BYLAWS. The bylaws of the Surviving Corporation in effect at the Effective Time shall, at the Effective Time, be amended to conform to the bylaws of Merger Sub until duly amended in accordance with the terms thereof and the DGCL.

          Section 2.6 DIRECTORS OF THE SURVIVING CORPORATION. As of the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          Section 2.7 OFFICERS OF THE SURVIVING CORPORATION. As of the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          Section 2.8 EFFECT OF MERGER ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or any shares of the capital stock of Merger Sub:

          (a) Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of voting common stock, $0.01 par value, of the Surviving Corporation.

          (b) The Merger Consideration shall be allocated among the Stockholders and the Option Holders in the manner provided in this Section 2.8(b) and in
Section 2.8(d). Except as otherwise provided herein, each share of common stock of the Company ("Company Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Stock that are owned or held in treasury by the Company) shall be converted into the right to receive from the Surviving Corporation upon the consummation of the Merger an amount equal to the Per Share Stock Consideration. The Per Share Stock Consideration payable to any Stockholder shall be paid solely in cash. As of the Effective Time, all shares of Company Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Stock Consideration upon surrender of such certificate in accordance with this Section 2.8(b) and Section 2.9.

          (c) Notwithstanding anything in this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right , if applicable, to demand payment for and an appraisal of such shares in accordance with the DGCL shall not be converted into a right to receive the Per Share Stock

Consideration unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any.

          (d) All options to purchase shares of capital stock of the Company (individually, an "Option" and collectively, the "Options") outstanding immediately prior to the Effective Time whether under any Company stock option plan or otherwise, and whether or not then exercisable, shall be cancelled and each Option Holder will be entitled to receive, for each share of Company Stock subject to an Option, an amount in cash equal to the excess, if any, of the Per Share Stock Consideration over the per share exercise price of such Option. The amounts payable pursuant to this Section 2.8(d) shall be paid as soon as practicable after the Effective Time in accordance with this Section 2.8(d). All amounts payable pursuant to this Section 2.8(d) shall be subject to any required withholding of Taxes. The Company shall request each Option Holder to submit to the Company, not later than five business days prior to the Effective Time, instructions for delivery of the applicable Per Share Stock Consideration, which instructions shall include customary representations and warranties by the Option Holder as to the ownership of Options. No later than three business days prior to the Effective Time the Company shall deliver to Purchaser a schedule setting forth how the payments to be made pursuant to this Section 2.8(d) will be distributed, including wire instructions in the case of payments to be made at the Effective Time by wire transfer.

          Section 2.9 EXCHANGE OF CERTIFICATES. (a) On or after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Stock shall surrender to the Surviving Corporation the certificate or certificates representing such shares of Company Stock and, upon acceptance thereof and of the instruction letter described below by the Surviving Corporation, be entitled to the amount of cash (after giving effect to any required Tax withholdings) into which such holder's shares of Company Stock have been converted pursuant to this Agreement. The Company shall request each Stockholder to submit to the Company, not later than five business days prior to the Effective Time, instructions for delivery of the applicable Per Share Stock Consideration, which instructions shall include customary representations and warranties by the Stockholder as to ownership and absence of Liens of the Stockholder's shares of Company Stock. No later than three business days prior to the Effective Time, the Company shall deliver to Purchaser a schedule setting forth how the Stock Consideration will be distributed, including wire instructions in the case of payments to be made at the Effective Time by wire transfer. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Stock which have been converted, in whole or in part, pursuant to this Agreement into the right to receive cash and if such certificates are presented to the Surviving Corporation for transfer, they shall be canceled against delivery of cash. Until surrendered as contemplated by this
Section 2.9(a), each certificate for shares of Company Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Stock Consideration payable as contemplated by
Section 2.8(b). No interest will be paid or will accrue on any amounts payable as Per Share Stock Consideration or as Option Payments.

          (b) No dividends or other distributions with respect to Company Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for shares of Company Stock with respect to the shares of Company Stock represented thereby.

          (c) Neither Purchaser nor the Company shall be liable to any Person in respect of any shares of retained Company Stock (or dividends or distributions with respect thereto) or the Per Share Stock Consideration required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (d) If any consideration is to be paid to a Person other than the Person in whose name the certificate or Option surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall pay to the Surviving Corporation any Transfer Taxes or other Taxes required by reason of the payment of such consideration to a Person other than that of the registered holder of the certificate or Option so surrendered, or such person shall establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

          (e) If any certificate for shares of Company Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Purchaser or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Purchaser or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to the alleged loss, theft or destruction of such certificate, the Surviving Corporation will pay, in exchange for such lost, stolen or destroyed certificate, the Per Share Stock Consideration to be paid in respect of the shares of Company Stock represented by such certificate.

          Section 2.10 PAYMENT AT CLOSING FOR CERTAIN INDEBTEDNESS. At or immediately prior to the Closing, (a) Purchaser and Merger Sub shall provide sufficient funds to the Company to enable the Company to (i) repay in full the obligations of the Company under that certain Credit Agreement, dated as of August 27, 2002, among the Company, the credit parties signatory thereto, the lenders signatory thereto, Comerica Bank as Syndication Agent, Suntrust Bank as Documentation Agent, General Electric Capital Corporation as Administrative Agent, Agent and Lender and GECC Capital Markets Group, Inc. as Lead Arranger, as amended (the "Senior Indebtedness") and (ii) redeem the Notes in accordance with the provisions of Section 9.1 of the Purchase Agreement, dated March 22, 2002, as amended, relating to the Company's 14% Subordinated Notes due March 31, 2009 (the "Notes"), (b) the Company will settle the Senior Indebtedness, (c) the Company will redeem the Notes in full and (d) the Company will repurchase, at a purchase price of $0.01 per share, all shares issued in connection with the Notes which remain in escrow as of the date hereof (it being agreed and understood that the actions referred to in clauses (a) through (d) above may occur substantially simultaneously). At least five business days prior to the Closing Date, the Company shall have delivered to Purchaser a copy of a customary pay-off letter with respect to the Senior Indebtedness and shall have made arrangements reasonably satisfactory to Purchaser for the release of all Liens securing such Senior Indebtedness.

          Section 2.11 PAYMENTS AT CLOSING FOR EXPENSES. No later than three business days prior to the Closing Date, the Company shall provide Purchaser with a statement of all outstanding fees and expenses of the Company and each of its Subsidiaries in connection with the negotiation and the consummation of the transactions contemplated hereby that have not been paid (such fees and expenses, other than the Transaction Bonuses and Option Payments, the "Company Expenses"). At the Closing, Purchaser and Merger Sub shall provide sufficient funds to the Surviving Corporation to enable the Surviving Corporation to, and shall cause the Surviving Corporation to, pay the Company Expenses and the Transaction Bonuses.

          Section 2.12 TRANSFER TAXES. Except as otherwise provided in Section 2.9(d), Purchaser shall be responsible for and shall pay all sales, use, transfer, real property transfer, documentary, recording, stock transfer and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereto (collectively, "Transfer Taxes") arising out of the transactions effected pursuant to this Agreement. The Company shall timely file all necessary documentation and Tax Returns with respect to such Transfer Taxes. For the avoidance of doubt, Transfer Taxes shall not include any Taxes that are based on, or calculated by reference to, income, profits or gains.

          Section 2.13 FIRPTA CERTIFICATE. At or prior to the Closing Date, the Company shall deliver to Purchaser (a) a certification from the Company which complies with Treasury Regulation Section 1.1445-2(c)(3), dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company, that no interest in the Company is a "United States real property interest" (as defined in Section 897(c)(1) of the Code) (a "FIRPTA
Certificate"), and (b) proof reasonably satisfactory to Purchaser that the Company has provided notice of such certification to the Internal Revenue
Service in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2). If the Company fails to deliver the documentation described in the preceding sentence, notwithstanding anything contained herein to the contrary, Purchaser shall be entitled to withhold from the portion of the Merger Consideration payable to a holder of Company Stock or from the portion of the Option Payments payable to a holder of an Option any amounts required to be withheld pursuant to Section 1445 of the Code, unless such holder provides Purchaser with a validly executed IRS Form W-9.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Purchaser as follows:

          Section 3.1 ORGANIZATION AND QUALIFICATION. The Company and each of its Subsidiaries is duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a

Company Material Adverse Effect. True and complete copies of the Company's and each of its Subsidiaries' certificate of incorporation and by-laws (or if such Subsidiary is not a corporation, its organizational documents) (collectively, the "Company's Organizational Documents"), each as amended to date and currently in full force and effect, have been delivered to Purchaser (it being agreed that anything provided to Purchaser in the data room prepared by the Company in connection with the transactions shall be deemed to be delivered to Purchaser for the purposes of this Agreement).

          Section 3.2 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 2,000,000 shares of Company Stock. As of the date of this Agreement, (i) 961,887 shares of Company Stock are issued and outstanding and 10,000 shares of Company Stock are held in treasury, (ii) 175,306 shares of Company Stock are reserved or required to be reserved for issuance pursuant to outstanding Options and 119,099 shares of Company Stock are reserved or required to be reserved for issuance in respect of future grants of Options and (iii) 5,351 shares of Company Stock (which are included in such 961,887 shares of Company stock issued and outstanding) are being held in escrow for the benefit of the holders of Notes. Except as set forth on Section 3.2(a) of the Company Disclosure Schedule, all outstanding shares of Company Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights or, to the knowledge of the Company, Liens. Section 3.2(a) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of the Stockholders and each holder of Options and the number of shares of Company Stock held by each such Stockholder and the number of shares of Company Stock subject to each of such Options and the exercise prices thereof. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, rights, commitments or any other agreements to which the Company is a party or by which the Company is bound which obligate the Company to (i) issue, deliver or sell or cause to be issued, delivered or sold any additional shares of Company Stock or any other capital stock of the Company or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any such shares of Company Stock or any other capital stock of the Company or (ii) purchase, redeem or otherwise acquire, register, transfer, sell or make payments in respect of any shares of Company Stock or any other capital stock of the Company. In accordance with
Article II hereof, upon the Effective Time, all of the outstanding Options will be terminated and upon payment of the Option Payments in accordance with Article II hereof, the Company will have no further obligations to the holders thereof with respect thereto except to remit the applicable withholding Taxes when due. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule to the knowledge of the Company, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Stock. All Stockholders are party to either the Stockholders Agreement or the Investor Stockholders Agreement, the Stockholders Agreement and the Investor Stockholders Agreement are each enforceable in accordance with their terms and Section 7 of the Stockholders Agreement and Section 1(b) of the Investor Stockholders Agreement are each applicable to the transactions contemplated hereby. No shares of Company Stock are held by any Subsidiary of the Company.

          (b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company does not have any Subsidiaries nor does it own, directly or indirectly, any capital stock or other proprietary interest in any Person. Except as set forth in Section 3.2(b) of the Company

Disclosure Schedule, all such interests are owned by the Company and are held free and clear of all Liens, other than Permitted Liens. Except as set forth in
Section 3.2(a) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, rights, commitments or any other agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound which obligate the Company or any Subsidiary to (i) issue, deliver or sell or cause to be issued, delivered or sold any additional shares of capital stock or other proprietary interest of any Subsidiary or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any such shares of capital stock or other security or proprietary interest of any Subsidiary or
(ii) purchase, redeem or otherwise acquire, register, transfer, sell or make payments in respect of any shares of capital stock or other proprietary interest of any Subsidiary.

          Section 3.3 AUTHORIZATION AND VALIDITY OF AGREEMENT. The Company has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The Company has duly authorized the execution, delivery and performance of this Agreement and no other proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          Section 3.4 CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will require on the part of the Company any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except (a) for any applicable filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) as set forth in Section 3.4 of the Company Disclosure Schedule,
(c) as provided for in Section 2.3 or (d) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 3.5 NO VIOLATIONS. Except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or violate the Company's Organizational Documents, (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition  of any  Lien  on any  assets  or  property  of  the  Company  or its
Subsidiaries or result in any increase in the Company's or any of its Subsidiaries' payment or performance obligations pursuant to any Contract or other obligation to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or
(c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.4 and this Section 3.5 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, or any of its Subsidiaries or any of their respective assets and properties, except for such conflicts, violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 3.6 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. (a) The Financial Statements are set forth in Section 3.6(a) of the Company Disclosure
Schedule. Each of the balance sheets included in the Financial Statements (including any related notes and schedules thereto) fairly presents, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the statements of income and cash flows included in the Financial Statements (including any related notes and schedules thereto) fairly presents, in all material respects, the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with the books and records of the Company and GAAP (except that such Financial Statements which are unaudited do not contain all of the footnotes required under GAAP and are subject to normal year-end adjustments).

          (b) The balance sheet dated as of May 31, 2004 and the statement of income and statement of cash flows for the Company and its Subsidiaries for the five months ended May 31, 2004 (the "Recent Financial Statements") are set forth in Section 3.6(b) of the Company Disclosure Schedule and were each prepared in accordance with the normal practices of the Company, under GAAP (except that the Recent Financial Statements do not contain all of the footnotes required under
GAAP), and reasonably reflect in all material respects the combined results of operations of the Company and its Subsidiaries for the periods set forth therein, subject to normal recurring year-end adjustments.

          (c) Neither the Company nor any of its Subsidiaries has any material Liability, which is required to be disclosed on a balance sheet prepared in accordance with GAAP, other than (i) Liabilities shown on the unaudited balance sheet for the Company for the three months ended March 28, 2004 and (ii) Liabilities incurred in the ordinary course of business since March 28, 2004, none of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (d) The books of account, minute books and other records of the Company and each of its Subsidiaries, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in all material respects in accordance with sound business practices. The accounts, books and records of the Company and each of its Subsidiaries, are maintained in a manner consistent with past practice and have recorded therein in all material respects the results of operations and the assets and liabilities of the Company and each of its Subsidiaries, required to be reflected under GAAP. The Company and its Subsidiaries maintain a system of accounting and internal controls sufficient in all material respects to provide reasonable assurances that financial transactions are executed in accordance with the general and specific authorization of the management of the Company and Subsidiaries. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that would reasonably be expected to adversely affect the Company's ability to record, process, summarize and report financial information, and there is no fraud, whether or not material, that involves management or, to the knowledge of the Company, other employees who have a significant role in the Company's internal controls and the Company has provided to Purchaser copies of any written materials relating to the foregoing.

          Section 3.7 COMPLIANCE WITH LAW. Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company and each of its Subsidiaries is conducting its business in compliance in all material respects with all material laws, statutes, rules, regulations, decrees or orders of any Governmental Entity applicable to it and its properties. Except as set forth in Section 3.7 of the Company Disclosure Schedule or as contemplated or permitted by this Agreement, the Company and each of its Subsidiaries holds all Permits necessary for the conduct of its business as now being conducted, except where the failure to hold such Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 3.8 LITIGATION. Except as disclosed in Section 3.8 of the Company Disclosure Schedule, there are no claims, requests for indemnification, actions, proceedings or governmental investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which, if adversely determined, would, individually or in the aggregate reasonably be expected to result in (i) monetary damages in excess of $50,000 individually or $250,000 in the aggregate or (ii) the granting of other relief which would reasonably be expected be material to the Company or any of its Subsidiaries. The Company and its Subsidiaries are not subject to any outstanding and unsatisfied order, writ, judgment, injunction or decree or settlement or consent agreement by or with a Governmental Entity the satisfaction of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in Section 3.8 of the Company Disclosure Schedule, the Company has not asserted any claim or request for indemnification or commenced or threatened any action, proceeding or investigation in respect of any claim or request for indemnification involving amounts in excess of $100,000.

          Section 3.9 EMPLOYEE BENEFIT MATTERS. (a) All Company Benefit Plans that are material are listed in Section 3.9(a)(1) of the Company Disclosure Schedule. True and complete copies of the Company Benefit Plans so listed have been made available to Purchaser, as have, with respect to each Company Benefit Plan so listed, (i) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (ii) the current summary plan description if any (whether or not required to be furnished under ERISA); (iii) the most recent annual financial and/or actuarial report, if any; and (iv) the most recent determination letter from the IRS, if any. Except as disclosed in Section 3.9(a)(2) of the Company Disclosure Schedule, the Company Benefit Plans have been administered in material compliance with their terms and with the requirements of ERISA and the Code. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has either been determined by the IRS to be so qualified or has been submitted to the IRS to obtain such a determination within the applicable remedial amendment period, as defined in Treas. Reg. ss. 1.401 (b)-(c), and, to the knowledge of the Company, no circumstances exist that could adversely affect the qualified status of any such plan or its related trust. To the knowledge of the Company, there are no pending, nor has the Company received notice of any threatened, material claims against or involving any of the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has incurred, or is reasonably likely to incur, any Liability under Title IV of ERISA (other than for PBGC premiums, which will be paid when due). Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, the Company has provided Purchaser with an estimate of the Withdrawal Liability under each of the Multiemployer Plans set forth therein. There have been no amendments to the Company Benefit Plans as reflected in the copies made available to Purchaser that, individually or in the aggregate, materially increase the benefits provided to participants thereunder.

          (b) With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code (other than a Multiemployer Plan), there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived. Each Company Benefit Plan that is a Multiemployer Plan or a Multiple Employer Plan is listed on Section 3.9(b) of the Company Disclosure Schedule.

          (c) Except as disclosed in Section 3.9(c)(1) of the Company Disclosure Schedule, there are no unfair labor practice or labor arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries. Except as set forth in Section 3.9(c)(2) of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries is not delinquent in any material respect in payments to any of its employees, for any wages, salaries, commissions, bonuses or other direct compensation for any services performed or amounts required to be reimbursed by them, (ii) the Company and each of its Subsidiaries is in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, occupational safety and health and workers' compensation, (iii) to the knowledge of the Company, no labor union or labor union organization has sought within the past three years to represent any of the Company's or its Subsidiaries' employees, representatives or agents or (iv) there is not, nor has there been at any time during the past three years, any labor strike, dispute, slowdown, organizing activity, or stoppage actually pending, or, to the knowledge of the Company, threatened against or involving the Company or its Subsidiaries. Each individual who renders services to the Company or any of its Subsidiaries who is classified as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.
Section 3.9(a)(1) of the Company Disclosure Schedule lists each Company Benefit Plan that provides life, health, medical or other welfare benefits (other than health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA) to former employees or beneficiaries or dependents thereof, and, except as provided in one or more collective bargaining agreements or as set forth in Section 3.9(c)(3) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all such plans.

          (d) Section 3.5 of the Company Disclosure Schedule sets forth a list of all Company Benefit Plans under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or could limit the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Except as set forth in Section 3.9(d)(1) of the Company Disclosure Schedule, no amounts payable in connection with the consummation of the transactions contemplated hereby will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. The maximum amount payable to all Persons pursuant to the Transaction Bonuses is $3,900,000, and the maximum amount of cash payments payable pursuant to those arrangements set forth in Section 3.9(d)(2) is as set forth therein as of the date hereof.

          Section 3.10 TAXES. (a) Except as set forth in Section 3.10 of the Company Disclosure Schedule, (i) all material Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries have been timely filed (taking into account any extension of time to file) and all such Tax Returns were true, complete and correct in all material respects, (ii) all Taxes required to be paid by or with respect to the Company and its Subsidiaries have been timely paid and neither the Company nor any of its Subsidiaries has any material liability for Taxes in excess of the amounts paid (or reserved, in accordance with GAAP, on the Financial Statements), (iii) as of the date hereof, no deficiencies or other claims for unpaid Taxes have been proposed, asserted, assessed, or threatened in each case in writing against or with respect to the Company or any of its Subsidiaries, (iv) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement providing for the allocation, sharing or indemnification of Taxes, or has any liability for Taxes of another Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise, and (v) there are no Tax Liens against any property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

          (b) Except as set forth in Section 3.10 of the Company Disclosure Schedule, all Taxes that the Company and its Subsidiaries are required to withhold or collect have been duly withheld or collected and have been timely paid over, as required, to the appropriate taxing authority.

          (c) Except as set forth in Section 3.10 of the Company Disclosure Schedule, there are no audits, inspections, inquiries, or proceedings pending or in progress with respect to Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries have received written notice of any potential audit, inspection, inquiry or proceeding with respect to Taxes. Except as set forth in Section 3.10 of the Company Disclosure Schedule, no waivers of statutes of limitations and no extensions of time with respect to any assessment or deficiency of Tax have been given with respect to any material Taxes with respect to the Company and its Subsidiaries, which waivers or extensions are in effect as of the date hereof.

          (d) (i) Within the past five (5) years, neither the Company nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code and (ii) neither the Company nor any of its Subsidiaries has participated in any "reportable transaction" or "listed transaction" that is required to be reported pursuant to Treasury Regulation Section 1.6011-4.

          (e) The net operating loss carryforwards ("NOLs") of the Company as of December 31, 2003 were, and as of the date hereof are, not less than (i) $27 million for federal income tax purposes and (ii) $20 million for federal alternative minimum tax purposes. Except for limitations that may apply by reason of the Merger, such NOLs are not subject to limitation under Section 382 of the Code, Treasury Regulation Sections 1.1502-15, -21, or otherwise.

          (f) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) that begins after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date under Section 481(c) of the Code (or any similar provision of state, local or foreign law), (ii) "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

          Section 3.11 INTELLECTUAL PROPERTY. The Company and each of its Subsidiaries owns or has the valid right to use all material Intellectual Property used in or necessary for the conduct of its business as now operated (the "Company Intellectual Property"). Section 3.11 of the Company Disclosure Schedule lists all Company Intellectual Property that are United States patents, and applications therefor, United States federal and state registered trademarks and service marks, and applications therefor, and copyright registrations. The operation of the business of the Company and its Subsidiaries does not in any material respect violate, infringe or otherwise conflict with the Intellectual Property of third parties, except as disclosed in Section 3.11 of the Company Disclosure Schedule. Except as set forth in Section 3.11 of the Company
Disclosure Schedule, no claims, actions or proceedings are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries based upon or challenging or seeking to deny or restrict the ownership, license or use of any material Company Intellectual Property. The Company has no knowledge of any infringement or improper use by any third party of any material Company Intellectual Property. The software which constitutes the Company Intellectual Property is in compliance in all material respects with the Business Software Alliance guidelines.

          Section 3.12 MATERIAL CONTRACTS. (a) Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of all the Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound. As used herein, "Material Contracts" means all of the following:

               (i) all Contracts that require the payment or incurrence of Liabilities, or the rendering of services, by the Company or any of its Subsidiaries, of more than $100,000 per annum (other than purchase orders with customers and vendors entered into in the ordinary course of business);

               (ii) all Contracts relating to, or evidences of, or guarantees of, or providing security for, indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

               (iii) all acquisition, partnership, joint venture, teaming arrangements or other similar Contracts, arrangements or agreements currently in effect or entered into by the Company or any of its Subsidiaries (after the date of acquisition by the Company of any such Subsidiary);

               (iv) all Contracts entered into by the Company or any of its Subsidiaries since January 1, 2003 relating to the sale of any interest in Real Property or the sale, lease, license, mortgage, encumbrance or other disposition by the Company or its Subsidiaries of any assets with a book value or purchase price in excess of $50,000.

               (v) each Contract of the Company or any of its Subsidiaries restricting or otherwise affecting the ability of the Company or any of its Subsidiaries to compete in its business or otherwise in any jurisdiction;

               (vi) all leases or agreements under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any personal property owned or controlled by the Company or any of its Subsidiaries, that cannot be terminated on 60 days' notice or less without payment of any material (in the context of such agreement) penalty or material (in the context of such agreement) premium by the Company or any of its Subsidiaries;

               (vii) all Contracts to which the Company or any of its Subsidiaries is a party for the employment or retention of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis if $50,000 or more could reasonably be expected to be paid under such Contract in any fiscal year of the Company, other than offer letters with respect to employment at will which do not provide for any cost or penalty in connection with the termination of any such Person;

               (viii) all Contracts relating to loans to officers, directors or Affiliates;

               (ix) all material licenses included in the Company Intellectual Property to which the Company or any of its Subsidiaries is a party, except for any of the foregoing related to the use of generally available computer software;

               (x) all Contracts that relate to the purchase of newsprint, other than spot purchase orders with vendors entered into in the ordinary course of business;

               (xi) all other existing agreements to which the Company or any of its Subsidiaries is a party, not otherwise covered by clauses (i) through (x), the loss of which would reasonably be expected to result in a Company Material Adverse Effect.

          (b) Except as disclosed in Section  3.12(b) of the Company  Disclosure
Schedule:

               (i) neither the Company nor any of its Subsidiaries party to any Material Contract, nor, to the knowledge of the Company, any other party thereto, is in material breach thereof or material default thereunder, or has given written notice of material breach or material default to any other party thereunder;

               (ii) each Material Contract is valid and binding on the Company and its relevant Subsidiaries party thereto, as the case may be, and, to the knowledge of the Company, each respective counterparty thereto, and each Material Contract is in full force and effect; except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity; and

               (iii) except to the extent that any consents set forth in Sections 3.4 and 3.5 of the Company Disclosure Schedule are not obtained, the consummation of the transactions contemplated by this Agreement will not result in any Material Contract failing to continue in full force and effect after the consummation of the transactions contemplated by this Agreement without material (in the context of such Material Contract) penalty or other material (in the context of such Material Contract) adverse consequence.

          Section 3.13 BROKERS AND FINDERS. Except as disclosed in Section 3.13 of the Company Disclosure Schedule, in connection with the transactions contemplated hereby, no broker, finder or investment bank has acted directly or indirectly for the Company, and the Company has not incurred any obligation to pay any brokerage, finder's or other fee or commission to any Person, other than Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Dirks, Van Essen & Murray LLP.

          Section  3.14  ABSENCE  OF CERTAIN  CHANGES.  Except as  disclosed  in
Section 3.14 of the Company Disclosure Schedule or as otherwise specifically contemplated by this Agreement, since January 1, 2004 the business of the Company and each of its Subsidiaries has been conducted only in the ordinary course consistent with past practice, and there have not been any events, changes or developments which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or would constitute a violation of Sections 5.1(e), (j)(i) and (j)(iv) if such Sections had then been in effect.

          Section 3.15 CIRCULATION MATTERS. (a) Section 3.15 of the Company Disclosure Schedule sets forth a list of the net paid circulation of each of the paid Company Publications and the distribution for each of the non-paid Company Publications for each month during the period from January 2003 through May 2004, each of which such lists is complete and accurate in all material respects.

          (b) For each of the Company Publications subject to the Audit Bureau of Circulations ("ABC") and/or United States Postal Service ("USPS") regulations, the Company has delivered to Purchaser complete and accurate copies of (i) the ABC Annual Statements for the most recent available twelve month period and (ii) the Statements of Ownership, Management and Circulation required to be filed with the USPS for the most recent calendar year, and the information provided to the ABC and the USPS, respectively, is true and correct in all material respects.

          (c) Except as set forth in Section 3.15 of the Company Disclosure Schedule, since December 31, 2003, neither the Company nor any of its Subsidiaries has made any material change in its policies for the pricing, discounting, distribution or solicitation of circulation or advertising of any Company Publication.

          (d) Except as set forth in Section 3.15 of the Company Disclosure Schedule, the Company and its Subsidiaries own or have the valid right to use the Customer Data other than immaterial potions thereof, free and clear of any Liens other than Permitted Liens which do not materially adversely effect the value or use of such data, and have the right to transfer such ownership and/or right to Purchaser, and no third party has the right to use any of the information in such Customer Data. No carrier, distributor or similarly situated independent contractor providing services to the Company has, to the Company's knowledge, claimed any ownership or equity interest in any distribution list or the distribution route for any Company Publication. "Customer Data" means all subscriber and non-subscriber lists, customer files and information, including summary or compilation data, and lists of single copy dealers and racks.

          Section 3.16  ENVIRONMENTAL  MATTERS.  (a)  Notwithstanding  any other
provision  in  this   Agreement,   this  Section  3.16  contains  the  exclusive
representations of the Company concerning Environmental Matters.

          (b) Except as set forth in Section 3.16 of the Company Disclosure Schedule, the Company and each of its Subsidiaries are in compliance, in all material respects, with all applicable Environmental Laws.

          (c) Except as set forth in Section 3.16 of the Company Disclosure Schedule, the Company and each of its Subsidiaries have, in all material respects, obtained and timely applied to renew all material permits (including, without limitation, any permit to install with respect to air emissions from printing presses), licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (collectively referred to as "Environmental Permits") and are in substantial compliance with the terms and conditions of such Environmental Permits.

          (d) Except as set forth in Section 3.16 of the Company Disclosure Schedule, no writ, injunction, decree, order, judgment, lawsuit, claim, action, proceeding, or summons (collectively referred to as "Proceedings") is pending or, to the Company's knowledge, threatened alleging material Liability or potential for material Liability of the Company or any Subsidiary under any Environmental Law.

          (e) Except as set forth in Section 3.16 of the Company Disclosure Schedule, to the knowledge of the Company, there have been no Releases or threatened Releases of Hazardous Substances at, on or under any property owned or leased by the Company or any of its Subsidiaries for which any criminal or material monetary or other Liability under applicable Environmental Laws has been or would reasonably be expected to be asserted against the Company or any of its Subsidiaries.

          (f) Except as set forth in Section 3.16 of the Company Disclosure Letter, none of the Owned Real Property or the Leased Real Property, and, to the knowledge of the Company, no real property formerly leased, owned or operated by the Company or any of its Subsidiaries, is listed or proposed for listing on the National Priorities List established by the United States Environmental Protection Agency pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss. 9601 et seq. ("NPL"), or any state analog to the NPL maintained or created under the Environmental Laws of any state.

          Section 3.17 RELATED TRANSACTIONS. Section 3.17(a) of the Company Disclosure Schedule sets forth a correct and complete list of all transactions, Contracts and relationships between any of the Company's directors, officers, employees, Affiliates (other than Subsidiaries) or Stockholders or any of their respective Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, other than employment and other contracts listed in Section 3.9(a) of the Company Disclosure Schedule.

          Section 3.18 REAL PROPERTY. (a) Section 3.18(a) of the Company Disclosure Schedule sets forth a list of all of the Real Property owned or leased by the Company or any of its Subsidiaries, including: (i) with respect to each parcel of Owned Real Property, (a) the street address of such parcel of Owned Real Property, (b) the current owner of such parcel of Owned Real Property and (c) a brief and general statement on the current use of such parcel of Owned Real Property; and (ii) with respect to each parcel of the Leased Real Property,
(a) the street address of such parcel of Leased Real Property, (b) the identity of the lessor and lessee of such parcel of Leased Real Property, (c) the term (referencing applicable renewal periods) of the leases pertaining to such parcel of Leased Real Property and (d) a brief and general statement on the current use of such parcel of Leased Real Property.

          (b) Except as otherwise set forth in Section 3.18(b) of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries has good and marketable fee simple or leasehold title (as the case may be) to all of the Real Property owned by it, free and clear of all Liens, except Permitted Liens, (ii) there are no leases, subleases, licenses, concessions or other agreements (written or oral) granting to any Person (other than the Company and any of its Subsidiaries) the right to use or occupy the Real Property, and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. The Permitted Liens do not materially impair or materially adversely affect (A) the value of the applicable material Real Property or (B) other Real Property in a manner which would be material to the Company and its Subsidiaries taken as a whole or materially impair or materially adversely affect the current use, occupancy or operation thereof.

          (c) Except as otherwise set forth in Section 3.18(c) of the Company Disclosure Schedule: (i) all material Leased Real Property is leased by the Company and its Subsidiaries (as the case may be) under valid and subsisting leases or subleases (as the same may have been amended or modified) that are in full force and effect; (ii) neither the Company nor any of its Subsidiaries has received written notice of any material breach or default, or cancellation or termination thereunder; and (iii) to the knowledge of the Company there are no conditions, events or circumstances which with notice or lapse of time, or both, would constitute a material breach or default under such lease or sublease. True and complete copies of all material leases and/or all material subleases have previously been delivered to Purchaser, including all material amendments, modifications, side letters and other agreements relating thereto. Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, the Company and its Subsidiaries (as the case may be) is in possession of each parcel of the Leased Real Property.

          Section 3.19 ADVERTISING. Except as set forth in Section 3.19 of the Company Disclosure Schedule, none of the Company Publications' 10 largest (by dollar amount) retail advertisers, 10 largest (by dollar amount) preprint advertisers, 10 largest (by dollar amount) classified advertisers, or 10 largest (by dollar amount) commercial printing accounts (in each case as of both the twelve month period ended December 31, 2003 and the five month period ending May 31, 2004) (collectively, the "Large Advertisers") has terminated or, to the knowledge of the Company, intends to terminate or materially reduce its relationship with the Company and/or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has changed its discounting or distribution policies with respect to any of the Large Advertisers or categories of advertising since December 31, 2003 in any material respect or to advertisers generally in any material respect. No party to the Advertising Representation and Circulation Services Agreement dated May 22, 2002 between Greater Detroit Newspaper Network, Inc. and Hometown Communications Network, Inc. (the "Hometown Contract") has terminated, given notice of termination or threatened to terminate the Hometown Contract, and the Company is not and, to the knowledge of the Company, no other party is planning to terminate the Hometown Contract.

          Section 3.20 SUFFICIENCY OF ASSETS. Section 3.20(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all of the newspaper and other publications owned and operated by the Company and its Subsidiaries as of the date hereof (collectively, the "Company Publications"),
(ii) all of the Internet websites owned and operated by the Company and its Subsidiaries as of the date hereof and (iii) all of the other material services, businesses or operations conducted by the Company and its Subsidiaries as of the date hereof (collectively, the "Company Business"). The consummation of the transactions contemplated by this Agreement will convey to Purchaser the entire Company Business as heretofore conducted and all of the assets and properties used or held for use (whether real or personal, tangible or intangible, owned, leased or held under license) in connection with the operation of the Company Business as heretofore conducted in all material respects. Such assets and properties are all of the assets and properties necessary and sufficient (and the right, title and interest of Purchaser and immediately after Closing the Company will be sufficient) to conduct the Company Business in all material respects as heretofore conducted by the Company and its Subsidiaries.

          Section 3.21 INSURANCE. Complete and accurate copies of all material insurance policies and bonds of the Company and its Subsidiaries (the "Insurance Policies") have been provided to Purchaser, and all such policies and bonds are in full force and effect. All premiums due thereon have been timely paid, the Company and its Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds, no insurer has threatened in writing a termination or material alteration of coverage under any such policies or bonds, and neither the Company nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any such policy. Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2003, there has been no material claim by the Company or any of its Subsidiaries pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, or in respect of which such underwriters have reserved their rights.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

          Purchaser hereby represents and warrants to the Company as follows:

          Section 4.1 ORGANIZATION AND QUALIFICATION. (a) Purchaser is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

          (b) Merger Sub is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

          Section 4.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. (a) Purchaser has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. Purchaser has duly authorized the execution, delivery and performance of this Agreement by Purchaser and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

          (b) Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. Merger Sub has duly authorized the execution, delivery and performance of this Agreement by Merger Sub and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms.

          Section 4.3 CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement by Purchaser and Merger Sub nor the consummation by Purchaser and Merger Sub of the transactions contemplated hereby will require on the part of Purchaser or Merger Sub or any of their respective Subsidiaries any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except (a) for any applicable filings required under the HSR Act, (b) as set forth in Section 4.3 of the Purchaser Disclosure Schedule,
(c) as provided for in Section 2.3 or (d) where the failure to obtain such consent, approval, authorization or Permit, or to make such filing or notification, would not prevent the consummation of the transactions contemplated hereby.

          Section 4.4 NO VIOLATION. Except as set forth in Section 4.4 of the Purchaser Disclosure Schedule, neither the execution and delivery of this Agreement by Purchaser or Merger Sub nor the consummation by Purchaser or Merger Sub of the transactions contemplated hereby will (a) conflict with or violate its organizational documents or (b) assuming the consents, approvals, authorizations  or permits and filings or  notifications  referred to in Section
4.3 and this Section 4.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or Merger Sub or any of their respective Subsidiaries or their respective assets or properties, except for such conflicts or violations which would not in the aggregate prevent the consummation of the transactions contemplated hereby.

          Section 4.5 FUNDING. Purchaser has received and furnished to the Company a copy of the commitment letters set forth in Section 4.5 of the Purchaser Disclosure Schedule (the "Commitment Letters"). The aggregate proceeds of the financing to be provided pursuant to the Commitment Letters together with cash available or existing borrowing facilities is sufficient to enable Purchaser to consummate the transactions contemplated by this Agreement and pay all related fees and expenses for which Purchaser will be responsible.

          Section 4.6 BROKERS AND FINDERS. In connection with the transactions contemplated hereby, no broker, finder or investment bank has acted directly or indirectly for Purchaser or Merger Sub, and neither Purchaser nor Merger Sub has incurred any obligation to pay any brokerage or finder's fee or commission to any Person other than Bear, Stearns & Co. Inc.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

          Section 5.1 CONDUCT OF THE COMPANY. Except as disclosed in Section 5.1 of the Company Disclosure Schedule, from the date of this Agreement until the Closing Date, the Company agrees that, except as otherwise specifically contemplated by this Agreement or the Company Disclosure Schedule, or as Purchaser shall otherwise give its prior consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), it being agreed and understood that nothing in this Section 5.1 shall prevent the Company from declaring, setting aside or paying any dividend or making any distribution in cash (but not with respect to any cash held in escrow or otherwise similarly set aside for payment of any Liability) with respect to its capital stock on or prior to the Closing Date or from making any cash payments to reduce
Indebtedness:

          (a) ORDINARY COURSE. The Company shall and shall cause each of its Subsidiaries to conduct their respective businesses in the ordinary course consistent with past practice and the Company will and will cause each of its Subsidiaries to use their respective reasonable efforts (i) to keep available the services of its current officers and employees, (ii) preserve its relationships with customers, advertisers, suppliers and others having business dealings with the Company or its Subsidiaries and (iii) to preserve intact its current business organizations.

          (b) GOVERNING DOCUMENTS. The Company will not and will cause each of its Subsidiaries not to amend any of their respective organizational documents.

          (c) ISSUANCE OF SECURITIES. The Company will not and will cause each of its Subsidiaries not to issue, encumber, transfer, sell or dispose of, or authorize or agree to the issuance, transfer, sale or disposition of (whether through the issuance or granting of options, rights, warrants, or otherwise), any shares of its capital stock or any voting securities or any options, rights, warrants or other securities convertible into or exchangeable or exercisable for any such shares of capital stock or voting securities or amend any of the terms of any securities or agreements relating to such capital stock or voting securities outstanding on the date hereof, other than through exercise of Options outstanding as of the date hereof.

          (d) NO ACQUISITIONS. Except as permitted under Section 5.1(h), the Company will not and will cause each of its Subsidiaries not to acquire or agree to acquire, by merging or consolidating with, or by purchasing (i) an equity interest in or material portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, (ii) any real property or (iii) any other assets having a purchase price in an amount exceeding $50,000, in any case, or $150,000, in the aggregate, other than acquisitions of inventory in the ordinary course of business consistent with past practice.

          (e) NO DISPOSITIONS. The Company will not and will cause each of its Subsidiaries not to sell, lease, license, mortgage, encumber or otherwise dispose of or agree to sell, lease, license, mortgage, encumber or otherwise dispose of, any right, title, or interest in any of its Real Property or of any of its other assets other than, in the case of any assets other than Real Property, the fair market value of which or the consideration for which does not exceed $25,000, individually, or $75,000, in the aggregate, and other than dispositions of inventory in the ordinary course of business consistent with past practice.

          (f) MAINTENANCE OF PROPERTIES. The Company and its Subsidiaries will use their respective reasonable efforts to maintain and repair all property material to the operation of its business in a manner consistent in all material respects with past practice.

          (g) MATERIAL CONTRACTS. The Company will not and will cause each of its Subsidiaries not to enter into any Contract which would constitute a Material Contract (other than a Material Contract relating to the rendering of services by the Company as set forth in Section 3.12(a)(i) unless such Contract may not be terminated without payment of penalty or premium on 60 days notice or less) or modify in any material respect or breach any Material Contract or waive, release or assign any material rights or claims thereunder; provided, however, that nothing in this Section 5.1(g) shall prohibit the Company or any of its Subsidiaries from taking any action that is the subject of but not otherwise prohibited by any other subsection of this Section 5.1.

          (h) CAPITAL EXPENDITURES. The Company will not and will cause each of its Subsidiaries not to authorize or make commitments for capital expenditures in an amount exceeding $50,000, individually, or $250,000, in the aggregate, in each case in the ordinary course of business consistent with past practice and other than capital expenditures in accordance with the 2004 capital budget previously provided to Purchaser (in accordance with which the Company and its Subsidiaries shall act).

          (i) INDEBTEDNESS. The Company will not and will cause each of its Subsidiaries not to incur, assume, guaranty or otherwise become liable in respect of any indebtedness for money borrowed or subject any of its assets, tangible or intangible, to any Liens (other than Permitted Liens), except for payment when due of accounts payable incurred in the ordinary course of business, consistent with past practice.

          (j) COMPENSATION AND BENEFITS. The Company will not and will cause each of its Subsidiaries not to (i) except in the ordinary course consistent with past practice, increase the compensation or employee benefits of any employee whose annual compensation exceeds $75,000 or any officer, consultant, or director, (ii) adopt, amend, modify or terminate any Company Benefit Plan or any other bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any individual (iii) enter into any collective bargaining agreement or cause or suffer any termination, amendment or modification to any existing collective bargaining agreement, or (iv) except in the ordinary course consistent with past practice, pay or provide any benefit or grant any award to any employee whose annual compensation exceeds $75,000 or any director, consultant or officer, other than as required by an existing Company Benefit Plan.

          (k) ACCOUNTING. The Company will not and will cause each of its Subsidiaries not to make any changes in its accounting methods or practices other than as required by law.

          (l) TAX. Neither the Company nor any of its Subsidiaries will make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file any material amended Tax Return or material claim for Tax refund, enter into any closing agreement, settle or compromise any material Tax claim, audit or assessment, surrender any material right to claim a Tax refund, offset or other reduction in Tax, or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment.

          (m) RECEIVABLES AND PAYABLES. The Company will not and will cause each of its Subsidiaries not to accelerate the receipt of amounts due with respect to trade accounts receivable or any other accounts receivable, or lengthen the period for payment of accounts payable, other than in the ordinary course to maintain customary levels of working capital for the operation of the business of the Company and its Subsidiaries.

          (n) AFFILIATE TRANSACTIONS. The Company will not and will cause each of its Subsidiaries not to enter into any (or modify any existing) transaction, Contract, understanding or relationship with any of its officers, directors, employees, Affiliates (other than Subsidiaries) or any Stockholder, in each case including any of their respective Affiliates.

          (o) MERGER, LIQUIDATION, ETC. The Company will not and will cause each of its Subsidiaries not to adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization.

          (p) INTELLECTUAL PROPERTY. The Company will not and will cause each of its Subsidiaries not to sell, assign, transfer, license or permit to lapse any material rights with respect to any material Company Intellectual Property.

          (q) CIRCULATION. The Company will not and will cause each of its Subsidiaries not to (i) make any material change in circulation practices, or promotional, marketing or premium practices of any of the Company Publications, in each case other than in the ordinary course of business consistent with past practice, or (ii) make any change in policies for the pricing of circulation or advertising of any of the Company Publications except for changes in the ordinary course of business which changes are not material.

          (r) COMMITMENTS. The Company will not and will cause each of its Subsidiaries not to take or commit to take any of the actions described in clauses (b) through (q) of this Section 5.1.

          Section 5.2 TERMINATION OF DISCUSSIONS; NO SOLICITATIONS. Immediately after the execution of this Agreement, the Company shall terminate and cease, and shall cause its Affiliates, and their respective employees, officers, directors, representatives, agents, accountants and advisors (collectively, "Representatives") to terminate and cease, all discussions and negotiations that may then be ongoing by any of them with respect to an Alternative Transaction. From the date hereof through the earlier of (a) the Closing or (b) the termination of this Agreement in accordance with its terms, the Company shall not and shall cause its Affiliates, and their respective Representatives not to, directly or indirectly, solicit, participate in, encourage or initiate discussions or negotiations with, or provide or cause to be provided any information to, any Person or group of Persons (other than Purchaser, Merger Sub or any of their respective Affiliates) concerning any Alternative Transaction. If at any time prior to the Closing, the Company, its Subsidiaries or any of their respective Affiliates or Representatives is approached by any third party which expresses an interest in entering into an Alternative Transaction, the Company will promptly disclose to Purchaser the nature of such contact and the identity of the parties involved.

          Section 5.3 REPURCHASE OF NOTES. The Company will comply with the provisions of Article IX, including the notice provisions thereof, of the Purchase Agreement relating to the Notes such that the Notes may be redeemed by the Company at the Closing.

          Section 5.4 TERMINATION OF AFFILIATE AGREEMENTS. Except as set forth in Section 5.4 of the Company Disclosure Letter, on or prior to the Closing, the Company will terminate all Contracts between any of the Company's directors, employees, officers, Affiliates (other than Subsidiaries) or Stockholders or any of their respective Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, other than the employment and other contracts listed in Section 3.9(a) of the Company Disclosure Schedule.

                                   ARTICLE VI

                             COVENANTS OF PURCHASER

          Section 6.1 COMPENSATION AND BENEFITS. (a) For not less than 12 months following the Closing Date, Purchaser shall provide, or shall cause the Company or any Affiliate of Purchaser to provide, compensation and employee benefits to current and former employees of the Company and its Subsidiaries that are no less favorable in the aggregate than those provided to such employees by the Company Benefit Plans set forth in Section 3.9(a)(1) of the Company Disclosure Schedule as such plans are in effect immediately prior to the date hereof (other than with respect to stock or other equity plans or Transaction Bonuses). In the event that any employee of the Company or any of its Subsidiaries is at any time after the Closing Date transferred to Purchaser or any Affiliate of Purchaser or becomes a participant in an employee benefit plan, program or arrangement maintained by or contributed by Purchaser or its Affiliates, Purchaser shall cause such plan, program or arrangement to treat the prior service of such employee with the Company or any of its Subsidiaries, to the extent such prior service is recognized under the comparable plan, program or arrangement of the Company or any of its Subsidiaries, as service rendered to Purchaser or its Affiliates, as the case may be; provided, however, that in administering such plans, programs or arrangements of Purchaser or its Affiliates, Purchaser shall not be required to provide such service credit for purposes of benefit accrual under any defined benefit pension plans or retiree medical plans and may cause a reduction of benefits under any other plans, programs or arrangements to the extent necessary to avoid duplication of benefits with respect to the same covered matter or years of service. This paragraph shall not apply to any collective bargaining agreements or wages, hours or other terms and conditions of employment, including employee benefit plans, programs and arrangements, which are mandatory subjects of collective bargaining. Wages, hours, and other terms and conditions of employment for members of any collective bargaining unit shall be provided after the Closing in accordance with the applicable collective bargaining agreements for the term of such agreements.

          (b) Purchaser will cause its medical, dental and other welfare plans in which current or former employees or their dependants of the Company or any of its Subsidiaries commence to participate after the Effective Time to (i)
waive any preexisting condition limitations to the extent waived under the corresponding Company Benefit Plan and (ii) honor any deductible and out-of-pocket expenses incurred by such employees and dependants under similar plans of the Company for the plan year in which such participation begins. To the extent that any such employee participates in a life insurance program of Purchaser and its Affiliates, Purchaser will cause to be waived any medical certification for such employees up to the amount of life insurance coverage such employees had under any Company Benefit Plan.

          (c) Nothing in this Agreement shall be interpreted or construed to confer upon employees of the Company and its Subsidiaries any right with respect to continuance of employment by the Company and its Subsidiaries or with Purchaser, nor shall this Agreement interfere in any way with the right of Purchaser or its Affiliates or the Company and its Subsidiaries to terminate any employee's employment at any time. Nothing in this Agreement shall interfere in any way with the right of Purchaser or any Affiliate to amend, terminate or otherwise discontinue any Company Benefit Plan.

          Section 6.2 INSURANCE; INDEMNITY. (a) For a period of six years following the Effective Time, Purchaser shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each Person who is now or has been an officer or director of the Company (individually, an "Indemnified Person" and collectively, the "Indemnified Persons"), against all Losses, actually incurred by the Indemnified Person in connection with any Proceeding arising out of or pertaining to acts or omissions (other than intentional misconduct, illegal acts or acts of fraud), or alleged acts or omissions (other than intentional misconduct, illegal acts or acts of fraud), by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time; provided, however, that no indemnification shall be made to any Indemnified Person to the extent it is finally determined by a court of competent jurisdiction (after all rights to appeal shall have expired) that such Indemnified Person did not, with the respect to the matter subject to indemnification hereunder, act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company (or any Subsidiary thereof). In the event of any such Proceeding, (i) Purchaser shall pay the reasonable fees and expenses of counsel selected by the Indemnified Person, which counsel shall be reasonably acceptable to Purchaser, in advance of the final disposition of any such Proceeding to the full extent and under all circumstances permitted by the DGCL as in effect on the date hereof, upon receipt of any undertaking required by applicable law, and (ii) Purchaser will direct the defense of any such matter; provided further, however, that Purchaser shall not be obligated pursuant to this Section 6.2 to pay the fees and disbursements of more than one counsel for all Indemnified Persons in any single Proceeding, except to the extent that, in the opinion of counsel for the Indemnified Persons, two or more of such Indemnified Persons have conflicting interests in the outcome of such action.

          (b) From and after the Effective Time, Purchaser shall purchase and maintain or cause the Surviving Corporation to purchase and maintain, for a period of six years following the Effective Time, policies of directors' and officers' liability insurance covering each Person who was a director or officer of the Company at any time prior to the Effective Time with respect to claims arising from facts or events that occurred on or prior to the Effective Time and providing at least the same coverage and amounts and containing terms that are no less advantageous to the insured parties as those in effect immediately prior to the Effective Time; provided, however, if the aggregate annual premiums for such insurance exceed 300% of the per annum rate of premiums currently paid by the Company for such insurance, then the Surviving Corporation shall provide the maximum coverage that shall then be available at an annual premium equal to 300% of such rate.

          (c) Each of Purchaser and Merger Sub covenants for itself and its successors and assigns, that it and they shall not (other than in the case of intentional misconduct, illegal acts or acts of fraud) institute any action or proceeding in any court or before any administrative agency or before any other tribunal against any of the current directors or officers of the Company, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), including in each such case any of the foregoing relating to, arising out of or resulting from this Agreement or the transactions contemplated by this Agreement. Neither Purchaser nor the Surviving Corporation shall, nor shall either permit any of the Subsidiaries of the Surviving Corporation to, take any action directly or indirectly to disaffirm or adversely affect the provisions of the articles of organization and bylaws and any other written agreements of the Company or any of its Subsidiaries that provide indemnification of and expense reimbursement to any Indemnified Person.

          (d) The provisions of this Section 6.2 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 6.2 applies without the consent of such Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 6.2 applies shall be third party beneficiaries of this Section 6.2 and shall be entitled to enforce the covenants contained herein) and each party entitled to insurance coverage under this Section 6.2, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Person may have under the certificate or articles of incorporation or bylaws of the Surviving Company or any of its Subsidiaries, under the DGCL or otherwise.



                                  ARTICLE VII

                     COVENANTS OF PURCHASER AND THE COMPANY

          The parties hereto agree that:

          Section 7.1 ACCESS TO INFORMATION. From the date hereof until the Closing Date, the Company (a) will give Purchaser, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours and on reasonable notice to the officers, managers/department heads, properties, books and records of and relating to the Company, (b) will furnish to Purchaser, and its authorized Representatives such financial and operating data and other information with respect to the Company and its Subsidiaries, as such Persons may reasonably request, including fiscal monthly financial statements and related analysis of the Company and its Subsidiaries by no later than the 15th day after the end of each calendar month, and (c) will instruct its Representatives to cooperate with Purchaser in its investigation of the Company. Up to the Closing, any information provided, or caused to be provided, by the Company pursuant to this Section 7.1 shall be subject to the terms of the Confidentiality Agreement dated as of April 13, 2004 between the Company and Purchaser.

          Section 7.2 REASONABLE EFFORTS. (a) Subject to the terms and conditions of this Agreement and applicable law, each of the parties hereto shall act in good faith and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as soon as practicable, including such actions or things as the other party may reasonably request in order to cause any of the conditions (including, without limitation, the condition set forth in Section 8.3(i)) to such other party's obligation to consummate the transactions contemplated by this Agreement to be fully satisfied as soon as practicable. Without limiting the foregoing, the parties shall consult and fully cooperate with and provide assistance to each other in obtaining all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Entity or other Person as soon as reasonably practicable after filing. Prior to making any application to or filing with any Governmental Entity or other Person in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts in advance of such application or filing.

          Section 7.3 CERTAIN FILINGS. (a) As soon as practicable, and in any event no later than ten business days after the date hereof, each of the parties hereto shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to transactions contemplated hereby and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable. Each of Purchaser and the Company shall furnish to the other such information and assistance as the other shall reasonably request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Entity under the HSR Act or any comparable laws of foreign jurisdictions, and each of Purchaser and the Company shall keep the other promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Entities.

          (b) Each of the Company and Purchaser shall prepare and file any Other Filings required to be filed by them. The Company and Purchaser shall cooperate with each other and provide to each other all information necessary in order to prepare the Other Filings. The information provided by the Company and Purchaser for use in the Other Filings shall at all times prior to the Closing Date be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading. Each such filing shall, when filed, comply in all material respects with applicable law.

          Section 7.4 PUBLIC ANNOUNCEMENTS. Purchaser and the Company will consult with each other before issuing any press release or making any public statement with respect to the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any securities exchange, will not issue any such press release or make any such public statement unless the text of such statement shall first have been agreed to by the parties.

          Section 7.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties and any covenant which by its terms is contemplated to be performed prior to the Closing in this Agreement shall not survive the Closing.

          Section 7.6 NOTICES OF CERTAIN EVENTS. (a) Each of Purchaser and the Company shall promptly notify the other following the receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby or of any action, suit, claim or proceeding commenced or, to its knowledge, threatened against it which relates to or seeks to delay or prohibit the consummation of the transactions contemplated hereby.

          (b) Each party shall promptly notify the other party of the occurrence or non-occurrence of any fact, development or event which would be reasonably likely to cause any condition set forth in Article VIII not to be satisfied; provided, however, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties, covenants or agreements of such notifying party hereunder or the conditions to the obligations of any party to consummate the transactions contemplated by this Agreement.

          Section 7.7 IMPLIED WARRANTIES. Except as expressly provided in this Agreement, the Company has not made and is not making any representation or warranty whatsoever to Purchaser as to the Company, any of its Subsidiaries or their respective businesses and shall not be liable in respect of the accuracy or completeness of any information provided to Purchaser in connection with this Agreement. Without limiting the foregoing, Purchaser acknowledges that Purchaser, together with its advisors, has made its own investigation of the Company and its businesses and is not relying on any implied warranties (whether of merchantability or fitness for a particular purpose or otherwise), or upon any representation or warranty whatsoever as to the prospects (financial or otherwise), or the viability or likelihood of success, of the businesses of the Company as conducted after the Closing Date, or upon the information contained in the Confidential Memorandum furnished by Goldman, Sachs & Co., J.P. Morgan Securities Inc. or Dirks Van Essen & Murray LLP on behalf of the Company, or in any subsequent or supplemental materials provided by the Company, except as expressly provided in this Agreement.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

          Section 8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the Company and Purchaser in whole or in part, to the extent permitted by applicable law:

          (a) NO INJUNCTION. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order which is in effect and which prohibits, enjoins or otherwise restrains the consummation of the transactions contemplated hereby; provided, that the parties shall use commercially reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted; and

          (b) HSR ACT WAITING PERIOD. Any applicable waiting period under the HSR Act relating to the transaction contemplated hereby shall have expired or terminated and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby, other than any such action that shall have been withdrawn or terminated.

          Section 8.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the transactions contemplated hereby is also subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived in writing by the Company:

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Purchaser herein shall be true and correct in all respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all respects only as of such specific date or time; except for such failures of such representations and warranties to be true and correct as would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to perform its obligations hereunder and consummate the Merger on the Closing Date;

          (b) COMPLIANCE WITH COVENANTS. Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date;

          (c) CERTIFIED RESOLUTIONS. The Company shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Merger Sub, of the resolutions duly and validly adopted by the board of directors of Merger Sub and by Purchaser as the sole stockholder of Merger Sub, evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

          (d) OFFICER'S CERTIFICATES. The Company shall have received such certificates of Purchaser, dated the Closing Date and signed by an executive officer of Purchaser, to evidence satisfaction of the conditions set forth in Sections 8.2(a) and (b) (insofar as each relates to Purchaser) as may be reasonably requested by the Company; and

          (e) CONSENTS. The Company shall have received evidence that Purchaser has obtained or made all consents, approvals, orders, authorizations, registrations, declarations, and filings referred to in Section 4.3 required to be obtained or made prior to the Closing Date.

          Section 8.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER AND MERGER SUB. The obligation of Purchaser and Merger Sub to effect the transactions contemplated hereby is also subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived in writing by Purchaser:

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the Company herein (other than the representations and warranties of the Company set forth in Section 3.2(a)) shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all respects only as of such specific date or time; except for such failures of such representations and warranties to be true and correct in all respects (without giving effect to any limitation or qualification as to "materiality" (including the word "material") or "Company Material Adverse Effect" set forth herein) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all respects on the date of this Agreement and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

          (b) COMPLIANCE WITH COVENANTS. The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date;

          (c) CERTIFIED RESOLUTIONS. Purchaser and Merger Sub shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the board of directors and the Stockholders, evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and evidencing the matters to be submitted to vote of stockholders under Section 8.3(j);

          (d) OFFICER'S CERTIFICATES. Purchaser shall have received such certificate of the Company, dated the Closing Date, signed by an executive officer of the Company to evidence satisfaction of the conditions set forth in Sections 8.3(a), (b), (g) and (h) as may be reasonably requested by Purchaser, together, in the case of (g), with reasonable supporting detail;

          (e) CONSENTS. Purchaser shall have received evidence that the Company has obtained all consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Sections 3.4 and 3.5 required to be made or obtained prior to the Closing Date shall have been made or obtained;

          (f) TERMINATION OF CERTAIN AGREEMENTS. The Advisory Services Letter Agreement, dated as of August 21, 1997 by and between the Company and Kelso & Company LLC shall have been terminated;

          (g) MINIMUM WORKING CAPITAL. The Company shall have Working Capital and cash and cash equivalents as of the close of business on the day immediately prior to the Closing Date of at least $9,000,000;

          (h) MATERIAL ADVERSE EFFECT. There shall not have occurred any event, circumstance, development or condition which has had or would reasonably be expected to have a Company Material Adverse Effect;

          (i) FINANCING. Purchaser shall have obtained the financing necessary to consummate the transactions contemplated by this Agreement and otherwise satisfy its obligations hereunder consistent with the terms of the Commitment Letters;

          (j) SECTION 280G. The Company shall have, between the date hereof and the Closing Date, submitted to stockholders of the Company for a vote those arrangements set forth in Section 8.3(j) of the Company Disclosure Schedule, the terms of which vote shall have met the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder; and

          (k) REPAYMENT OF INDEBTEDNESS. Purchaser shall have received customary pay-off letters with respect to the Senior Indebtedness and the Notes and evidence of the repurchase of all shares issued in connection with the Notes which shares remain held in escrow as of the date hereof.

                                   ARTICLE IX

                                   TERMINATION

          Section 9.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

          (a) by mutual written consent of the Company and Purchaser;

          (b) by either the Company or Purchaser, if (i) any federal or state court of competent jurisdiction or other federal or state governmental or regulatory body shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by this Agreement and such judgment, injunction, order or decree shall have become final and nonappealable or (ii) any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority which prohibits the consummation of the transactions contemplated hereby shall be in effect;

          (c) by Purchaser or the Company if the Closing Date shall not have occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date;

          (d) by the Company, if Purchaser breaches any of Purchaser's representations and warranties or fails to comply with any of the Purchaser's covenants or agreements contained in this Agreement which breach or failure to comply would be reasonably likely to result in the failure of a condition set forth in Section 8.2(a) or, as the case may be, 8.2(b), and which breach or failure to comply is not curable or, if curable, is not cured within 30 days of notice thereof; or

          (e) by Purchaser, if the Company breaches any of its representations and warranties or fails to comply with any of its covenants or agreements contained in this Agreement which breach or failure to comply would be reasonably likely to result in the failure of a condition set forth in Section 8.3(a) or, as the case may be, 8.3(b), and which breach or failure to comply is not curable or, if curable, is not cured within 30 days of notice thereof.

          Section 9.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement pursuant to Section 9.1 hereof, this Agreement forthwith shall become void and of no further force or effect, and no party hereto (or any of its Affiliates or Representatives) shall have any liability or obligation hereunder, except in accordance with the expense provisions of Section 10.4 and the confidentiality provisions of Section 7.1 and Article X shall survive any such termination and except that nothing in this Agreement will relieve any party from liability for any breach of this Agreement.

                                   ARTICLE X

                                  MISCELLANEOUS

          Section 10.1 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by fax (with immediate confirmation) or nationally recognized overnight courier service, as follows:

          (a) if to Purchaser, to:

                   Journal Register Company
                   State Street Square
                   50 West State Street
                   Trenton, New Jersey  08608-1298
                   Attn:  Marc S. Goldfarb
                         Vice President and General Counsel
                   Fax:  (609) 396-8731

                   with a copy, which shall not constitute notice, to:

                   Journal Register Company
                   State Street Square
                   50 West State Street
                   Trenton, New Jersey  08608-1298
                   Attn:  Robert M. Jelenic
                         Chairman of the Board and Chief Executive Officer Jean B. Clifton
                         Executive Vice President and Chief Financial Officer

                   Fax:  (609) 396-8731

                   Wachtell, Lipton, Rosen & Katz
                   51 West 52nd Street
                   New York, New York  10019-6150
                   Attn: Andrew R. Brownstein
                         Joshua R. Cammaker
                   Fax:  (212) 403-2000

          (b) if to the Company, to:

                   21st Century Newspapers, Inc.
                   28 West Huron Street
                   Pontiac, Michigan  48342
                   Attn:  Frank H. Shepherd
                   Fax:  (248) 253-9952

                   with a copy to:

                   Fried, Frank, Harris, Shriver & Jacobson LLP
                   One New York Plaza
                   New York, New York  10004
                   Attn:  Steven J. Steinman
                   Fax:  (212) 859-4000


or to such other Person or address or facsimile number as any party shall specify by like written notice to the other parties hereto (any such notice of a change of address to be effective only upon actual receipt thereof).

          Section 10.2 ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits and other documents referred to herein), together with the Confidentiality Agreement referred to in Section 7.1, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements and understandings between any of the parties hereto with respect to the subject matter hereof.

          Section 10.3 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned, in whole or in part, by either party (whether by operation of law or otherwise) without the prior written consent of the other party hereto; PROVIDED, HOWEVER, that each of Purchaser and Merger Sub may assign its respective right, interest and/or obligations hereunder to a subsidiary of Purchaser, so long as no such assignment shall release Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the parties hereto or their respective successors and assigns and, with respect to Section 6.2 only, the Indemnified Persons, any rights or remedies.

          Section 10.4 FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense.

          Section 10.5 AMENDMENTS. This Agreement may be amended by the parties at any time prior to the Closing Date; provided, that this Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 10.6 WAIVERS. At any time prior to the Closing Date, the Company, on the one hand, or Purchaser, on the other hand, may, to the extent legally allowed, (a) extend the time specified herein for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants of such other party or parties (as the case may be) contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party or parties to be bound thereby. No such extension or waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies.

          Section 10.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

          Section 10.8 CAPTIONS. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section  10.9   COUNTERPARTS.   This  Agreement  may  be  executed  in
counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

          Section 10.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws which could result in the application of the laws of another jurisdiction.

          Section 10.11 JURISDICTION; VENUE; SERVICES OF PROCESS. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                          21ST CENTURY NEWSPAPERS, INC.

                          By:   /s/ Frank H. Shepard
                                ---------------------------
                                Name:  Frank H. Shepard
                                Title: Chairman & CEO



                          JOURNAL REGISTER COMPANY

                          By:   /s/ Robert M. Jelenic
                                ---------------------------
                                Name:  Robert M. Jelenic
                                Title: Chairman, President & CEO


                          WOLVERINE ACQUISITION CORP.

                          By:   /s/ Robert M. Jelenic
                                ---------------------------
                                Name:  Robert M. Jelenic
                                Title: Chairman, President & CEO